Coopers & Lybrand

Coopers & Lybrand L.L.P.
a professional services firm
333 Market Street
San Francisco, California
94105-2119

telephone (415) 957-3000
facsimile  (415) 957-3394
(415) 957-3372

September 23, 1997

British Columbia Securities Commission
1100 - 1865 Hornby Street
Vancouver, BC V6Z 2H4

Dear Sirs:

We have reviewed the Notice of Change of Auditor of Forecross Corporation (the "Company") dated September 23, 1997, and confirm that, based on our knowledge of the information stated therein, we agree with the information contained in the Notice.

Sincerely,

/s/Coopers & Lybrand L.L.P.
By: /s/Richard D. Baker